Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Dynaresource, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Certificate of Incorporation be amended by changing the Article thereof numbered IV so that, as amended, the Article shall be and read as follows:

The corporation shall have authority to issue twenty five million (25,000,000) shares of its common stock each having a par value of $.01. Fully paid common shares of the corporation shall not be liable for further call or assessment. The authorized common shares of the corporation shall be issued at the discretion of the Board of Directors of the corporation.

The corporation shall have authority to issue ten thousand (10,000) shares of Series A preferred stock each having a par value of $1.00. Fully paid preferred shares of the corporation shall not be liable for further call or assessment. The authorized preferred shares of the corporation shall have the authority to elect a majority of the Board of Directors of the corporation.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting was duly called and held on December 27, 2011, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 222 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on this fifteenth day of February, 2012.

By: ______________________________

Title: Chairman / CEO
Name: K.D. Diepholz